FOR IMMEDIATE RELEASE

For information contact:
David C. Guenthner, Executive Vice President
  and Chief Financial Officer
402-392-3946



INACOM SELLS $55.25 MILLION IN CONVERTIBLE SUBORDINATED
DEBENTURES

     (JUNE 19, 1996 - Omaha, NEB) - InaCom Corp. (NASDAQ: INAC), a global technology management services provider, announced today that it had placed, through a Rule 144A private placement offering, $55.25 million in 6% Convertible Subordinated
Debentures due June 15, 2006.

     Net proceeds from the sale of the Debentures will be used to reduce borrowings under InaCom's short-term revolving lines of credit. The Debentures bear interest payable semiannually at a 6 percent rate, are convertible into InaCom Common Stock at a conversion price of $24 per share, and are not redeemable by the Company prior to June 16, 2000. The principal and interest on the Debentures is subordinated to all existing and future senior debt.

     The Debentures and the underlying Common Stock have not been registered under the Securities Act of 1933 or under applicable state securities laws, and may not be offered or sold absent registration under, or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed to use its best efforts to file within 90 days after the closing of the sale of Debentures a registration statement with the United States Securities and Exchange Commission covering the resale of the Debentures and the underlying Common Stock. This press release shall not constitute an offer to sell or the solicitation of any offer to buy the Debentures.

     InaCom is a leading provider of technology management services to the end-user business client.